EXHIBIT 16.1

August 13, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 12, 2002, of Trek Resources, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 of Item 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Dallas, Texas